Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
VACANT LAND PURCHASE AGREEMENT EXTENSION --- VACANT LAND PURCHASE AGREEMENT APPROVAL --- NON-BROKERED PRIVATE PLACEMENT

Vancouver, B.C. – August 13, 2012 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, further to the Company's News Release of May 7, 2012, the close of escrow for the Vacant Land Purchase Agreement (the “Phelan South Agreement”), entered into by the Company's wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), has been extended. Additionally, the time allotted for Coronus’ board of directors to approve the Phelan South Agreement, has also been extended. Under the Phelan South Agreement, effective August 1, 2012, the close of escrow has been extended to September 15, 2012, and the Phelan South Agreement is now subject to Coronus’ board of director approval on or before August 31, 2012. The Company sought the extension because it requires additional time to determine whether the property will be suitable for a solar photovoltaic development under the California Public Utilities Commission’s feed-in tariff program for small generators.

Additionally, on July 31, 2012, the Coronus board of directors approved the Vacant Land Purchase Agreement (the “Yucca Valley East Agreement”), entered into by Coronus, as disclosed in the Company's News Releases of October 14 and December 9, 2011, and January 17, February 7, March 20, and April 13, 2012.

Additionally, on August 10, 2012, the Company conducted a non-brokered private placement, issuing a senior secured, promissory note (the “Note”) to one investor, for proceeds of CAD $40,000. The Note is secured by a first priority security interest in all of the Company’s assets, including those of its wholly-owned subsidiary, Coronus.

The Note is due on demand and bears interest at an annual rate of 12%, payable in cash at redemption. In connection with the completion of the private placement, the Company paid no finder’s fees.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk
President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.